CERTIFICATE OF DESIGNATIONS

OF

SERIES B CUMULATIVE CONVERTIBLE

PREFERRED STOCK

OF

AURA SYSTEMS, INC.

(Pursuant to Section 151 of the

Delaware General Corporation Law)

AURA SYSTEMS, INC., a Delaware corporation (the "Company"), hereby certifies that the following resolution was adopted by the Board of Directors of the Company:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company (the "Board of Directors") by the provisions of the Certificate of Incorporation of the Company, as amended and supplemented (the "Certificate of Incorporation"), there is hereby created, out of the 10,000,000 shares of Preferred Stock, par value $0.005 per share, of the Company authorized and unissued pursuant to Article IV of the Certificate of Incorporation (the "Preferred Stock"), a series of the preferred stock consisting of 5,000,000 shares, which series shall have the following powers, designations, preferences and relative, optional or other rights, and the following qualifications, limitations and restrictions (in addition to any powers, designations, preferences and relative, optional or other rights, and any qualifications, limitations and restrictions, set forth in the Certificate of Incorporation which are applicable to the Preferred Stock):

Section 1. Designation of Amount. The 5,000,000 shares of Preferred Stock shall be designated the "Series B Cumulative Convertible Preferred Stock" (the "Series B Preferred Stock") and the authorized number of shares constituting such series shall be 5,000,000.

Section 2. Certain Definitions. Unless the context otherwise requires, the terms defined in this Section 2 shall have, for all purposes of this resolution, the meanings specified (with terms defined in the singular having comparable meanings when used in the plural).

"Board of Directors" shall have the meaning set forth in the preamble.

"Business Day" shall mean a day other than a Saturday, Sunday or day on which banking institutions in New York are authorized or required to remain closed.

"Certificate of Incorporation" shall have the meaning set forth in the preamble.

"Closing Price" shall mean with respect to any security on any date of determination (i) the closing sale price (or, if no closing sale price is reported, the last reported sale price) of such security (regular way) on (A) if such security is listed on the New York Stock Exchange on any such date, as reported on the New York Stock Exchange on such date, (B) if such security is not listed on the New York Stock Exchange on any such date, as reported in the composite transactions for the principal United States securities exchange on which such security is so listed, (C) if such security is not so listed on a United States national or regional securities exchange, as reported by the NASDAQ Stock Market, (ii) if such security is not so reported, the last quoted bid price for such security in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or (iii) if such security is not so quoted, the average of the mid-point of the last bid and ask prices for such security from each of at least three nationally recognized investment banking firms selected by the Company for such purpose.

"Common Stock" shall mean the Company's common stock, par value $0.005 per share.

"Conversion Date" shall have the meaning set forth in Sections 6(f).

"Conversion Price" shall have the meaning set forth in Section 6(c).

"Converted Common Stock" shall mean shares of Common Stock received upon conversion of Series B Preferred Stock.

"Current Market Value" of the Common Stock shall mean the average volume-weighted daily Closing Price of the Common Stock for the Trading Day in question.

"Dividend Rate" shall mean 8% per annum.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"Initial Issue Date" shall mean the date that any shares of Series B Preferred Stock are first issued by the Company.

"Junior Stock" shall mean the Company's Common Stock, the Company's Series A Convertible Redeemable Preferred Stock and every other series of common or preferred stock that may be designated by the Company in the future.

"Liquidation Preference" shall have the meaning set forth in Section 4.

"Mandatory Conversion Date" shall have the meaning set forth in Section 6(a)(i).

"Person" shall mean any individual, partnership, corporation, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.

"Preferred Stock" shall have the meaning set forth in the preamble.

"Series B Preferred Stock" shall have the meaning set forth in Section 1.

"Trading Day" shall mean a business day on which the applicable security (a) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (b) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of such security.

"Voting Stock" of any Person shall mean the capital stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

Section 3. Dividends.

(a) The holders of the outstanding shares of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Company legally available therefor, cumulative dividends, accumulating at the Dividend Rate from the respective issuance date of such shares through and including the date on which such dividends are paid. The amount of any dividends per share of Series B Preferred Stock for any full quarterly period shall be computed by multiplying the Dividend Rate for such quarterly dividend period by the Liquidation Preference per share and dividing the result by four. Dividends payable on the shares of Series B Preferred Stock for any period less than a full quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed for any period less than one month.

(b) Dividends shall be payable in arrears on the first day of each of March, June, September and December, commencing on December 1, 2004; provided that: (i) if any such payment date is not a Business Day, then such dividend shall be payable on the next Business Day, and (ii) accumulated and unpaid dividends for any prior quarterly period may be paid at any time. Dividends shall accumulate on shares of Series B Preferred Stock from the respective issuance date of such shares and be cumulative whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. Each such dividend shall be paid in cash (when, as and if declared) to the holders of record of the Series B Preferred Stock as they shall appear on the stock register of the Company on the record date for such dividend, not exceeding 45 days nor less than 10 days preceding any dividend payment date, as shall be fixed by the Board of Directors of the Company or a duly authorized committee thereof.

(c) The Company may elect to pay dividends provided for in Section 3(a) hereof on such Series B Preferred Stock either (i) in cash, out of funds legally available therefor, (ii) through the issuance of shares of Common Stock or (iii) in any combination of the foregoing. In the event the Company elects to pay dividends in shares of Common Stock, the number of shares of Common Stock to be issued will be the number obtained by dividing (i) the total dollar amount of dividends which are to be paid in shares of Common Stock by (ii) the Conversion Price (as defined in Section 6(c)); provided, that if any dividend payable in shares of Common Stock would otherwise require the issuance of a fractional share (after aggregating all shares issuable to each holder of Series B Preferred Stock), the Company shall not be required to issue a fractional share of Common Stock and, in lieu thereof, shall pay an amount in cash equal to the Closing Price on the dividend payment date multiplied by such fraction; provided further, that if the cash to be paid for such fractional share is an amount less than $1.00, the Company shall not be obligated to pay such amount.

(d) Holders of shares of the Series B Preferred Stock shall be entitled to full cumulative dividends, as herein provided, on the Series B Preferred Stock and no additional amounts. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series B Preferred Stock that may be in arrears.

(e) Unless and until full cumulative dividends on the shares of Series B Preferred Stock in respect of all past quarterly dividend periods have been paid, and the full amount of dividends on the shares of Series B Preferred Stock in respect of the then current quarterly dividend period shall have been or are contemporaneously declared in full and sums set aside for the payment thereof, (i) no dividends shall be paid or declared or set aside for payment or other distribution upon the Common Stock or any other Junior Stock, other than in shares of, or warrants or rights to acquire, Common Stock or other Junior Stock; and (ii) no shares of Junior Stock shall be redeemed, retired, purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any such shares) by the Company or any of its subsidiaries (except by conversion into or exchange for shares of Junior Stock).

(f) The terms "accumulated dividends," "accrued dividends," "dividends accumulated" and "dividends accrued" whenever used herein with reference to shares of Series B Preferred Stock shall be deemed to mean an amount which shall be equal to the dividends accumulated thereon at the Dividend Rate per share from the respective date on which such dividends commence to accumulate thereon to the end of the last quarterly dividend period, plus the applicable amount for any partial dividend period as provided in Section 3(a), whether or not earned or declared and whether or not assets of the Company are legally available therefor.

(g) Notwithstanding anything to the contrary herein, in the event any conversion of Series B Preferred Stock or any liquidation, dissolution or winding up of the Company occurs on a date other than a dividend payment date, the Series B Preferred Stock shall accrue dividends for the portion of that quarterly dividend period through and including the date of such conversion or liquidation, dissolution or winding up, computed in accordance with Section 3(a).

Section 4. Liquidation Preference. In the event of a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Series B Preferred Stock then outstanding shall be entitled to receive out of the available assets of the Company, whether such assets are stated capital or surplus of any nature, an amount on such date equal to $5.00 per share of Series B Preferred Stock plus the amount of any accumulated and unpaid dividends as of such date, calculated pursuant to Section 3 (collectively, the "Liquidation Preference"). Such payment shall be made before any payment shall be made or any assets distributed to the holders of any class or series of the Common Stock or any other Junior Stock. If upon any such liquidation, dissolution or winding up of the Company the assets of the Company are insufficient to permit the payment of the full Liquidation Preference payable with respect to all then outstanding shares of Series B Preferred Stock, the holders of then outstanding shares of Series B Preferred Stock shall share equally and ratably in any distribution of assets of the Company in proportion to the full respective Liquidation Preference to which they are entitled. Any (i) merger or consolidation of the Company, other than a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold, directly or indirectly, greater than fifty percent (50%) of the voting power of the surviving or acquiring entity after such merger or consolidation, (ii) sale, lease, exchange or other disposition of all or substantially all of its property and assets or (iii) similar transaction or series of transactions involving an acquisition of the Company shall be considered a liquidation, dissolution or winding up of the Company for purposes of this Section 4. In the event of any liquidation, dissolution or winding up of the Company, in lieu of the right to receive the Liquidation Preference set forth above, the holders of then outstanding shares of Series B Preferred Stock also (i) shall have the right to convert such shares of Series B Preferred Stock into Common Stock in accordance with Section 6(b) and (ii) if a conversion under Section 6(b) can not be effected due to a lack of sufficient authorized Common Stock, shall be entitled to receive an alternative Liquidation Preference equal to the amount they would have received upon conversion, at the option of such holders.

Section 5. Voting Rights.

(a) Except as otherwise provided by applicable law and in addition to any voting rights provided by law, the holders of Series B Preferred Stock:

(i) shall be entitled to vote together with the holders of the Common Stock as a single class on all matters submitted for a vote of holders of Common Stock, with each share of Series B Preferred Stock having a number of votes equal to its then Liquidation Preference divided by the then Conversion Price;

(ii) shall have such other voting rights as are provided by Delaware law;

(iii) shall be entitled to a class vote as set forth in Section 5(b) below;

(iv) shall be entitled to elect four directors as set forth in Section 5(c) below; and

(v) shall be entitled to receive notice of any stockholders' meeting in accordance with the Certificate of Incorporation and By-laws of the Company.

(b) So long as any shares of Series B Preferred Stock shall be outstanding, the Company shall not (whether by merger, consolidation or otherwise), without first obtaining the affirmative vote or written consent of more than ninety percent (90%) of such outstanding shares of Series B Preferred Stock, voting together as a separate class:

(i) (A) Recapitalize or reorganize, (B) merge or consolidate, other than a merger or consolidation in which the holders of capital stock of the Company immediately after such merger or consolidation, (C) sell, lease, exchange or otherwise dispose of all or substantially all its property and assets or (D) engage in a similar transaction or series of transactions involving an acquisition of the Company other than a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold, directly or indirectly, greater than fifty percent (50%) of the voting power of the Company or the surviving or acquiring entity;

(ii) increase to greater than seven (7) or decrease to fewer than five (5) the authorized number of directors of the Company;

(iii) redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any shares of its capital stock;

(iv) declare or pay any dividends or make any distributions with respect to any shares of its capital stock, except dividends on the Series B Preferred Stock;

(v) increase or decrease the number of authorized shares of Series B Preferred Stock, Common Stock or Preferred Stock;

(vi) amend or repeal any provision of, or add any provision to this Certificate of Designations, the Company's Certificate of Incorporation or By-laws if such action would adversely alter, change or repeal the designations, preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series B Preferred Stock;

(vii) reclassify the Series B Preferred Stock or authorize or issue, or obligate itself to authorize or issue, any shares of capital stock senior to or on parity with Series B Preferred Stock as to liquidation preferences, dividend rights, conversion rights, redemption rights, preemptive rights, voting rights or otherwise; or

(viii) authorize or issue, or obligate itself to authorize or issue, shares of Series B Preferred Stock other than (A) up to a maximum of 3,000,000 shares of Series B Preferred Stock in the offering of which the initial issuances of Series B Preferred Stock on the Initial Issuance Date are a part and (B) up to a maximum of 2,000,000 shares of Series B Preferred Stock in the related conversion of indebtedness of the Company.

(c) So long as any shares of Series B Preferred Stock shall be outstanding, the holders of the Series B Preferred Stock shall be entitled, voting together as a separate class, to elect four directors to the Board of Directors of the Company. The holders of the Common Stock shall be entitled, voting together as a separate class, to elect the remaining directors.

Section 6. Conversion Rights.

(a) Mandatory or Automatic Conversion.

(i) Mandatory Conversion by the Company. Subject to and upon compliance with the provisions of this Section 6, the Company shall be entitled, on any date (a "Mandatory Conversion Date") to cause the outstanding shares of Series B Preferred Stock, in whole or from time to time in part, to be automatically converted into shares of Common Stock; provided, that the Company may not exercise such right of conversion unless:

(A) there shall be sufficient shares of Common Stock authorized and available for issuance upon conversion of all outstanding shares of Series B Preferred Stock (after taking into account all reservations of shares and commitments to reserve shares outstanding on the Initial Issuance Date);

(B) the Closing Price of the Common Stock for any twenty consecutive Tradings Days following the Initial Issuance Date shall have been greater than $.10 per share (subject to appropriate adjustment to reflect any stock dividend, stock split or stock combination from and after the Initial Issuance Date);

(C) the Company shall have filed a registration statement, and such registration statement shall be effective, registering the resale of all Common Stock to be received by the holders upon such conversion; and

(D) there shall be no restrictions imposed by the Company on the right of holders to resell such shares of Common Stock.

In the event of any partial conversions of the Series B Preferred Stock pursuant to this Section 6(a)(i), the shares of Series B Preferred Stock to be converted will be pro rata among the holders of Series B Preferred Stock in accordance with the number of shares of outstanding Series B Preferred Stock held.

To exercise the option of the Company to cause mandatory conversion under this Section 6(a)(i), the Company shall issue a press release announcing such conversion prior to the opening of business on the first Trading Day following any date on which the conditions described in this Section 6(a)(i) are met. The Company will give notice of such conversion by mail or by publication (with subsequent prompt notice by mail) to the holders of the Series B Preferred Stock not more than four (4) business days after the date of the press release announcing the Company's intention to convert the Series B Preferred Stock. Any Mandatory Conversion Date will be a date selected by the Company which shall be not less than thirty (30) nor more than sixty (60) days after the date on which the Company issues such press release. In addition to any information required by applicable law or regulation, notice of a conversion at the Company's option pursuant to this Section 6(a)(i) shall state, as appropriate, (i) the Mandatory Conversion Date, (ii) the number of shares of Common Stock to be issued upon conversion of each share of Series B Preferred Stock, (iii) the number of shares of Series B Preferred Stock to be converted (and, if fewer than all of the shares of Series B Preferred Stock are to be converted the number of shares of Series B Preferred Stock to be converted from such holder), (iv) the manner in which the shares of Series B Preferred Stock are to be surrendered for delivery of shares of Common Stock and (v) that dividends on the Series B Preferred Stock to be converted will cease to accrue on the Mandatory Conversion Date.

(ii) Automatic Conversion. Subject to and upon compliance with the provisions of this Section 6, the outstanding shares of Series B Preferred Stock shall be automatically converted, subject to the express condition that there shall be sufficient shares of Common Stock authorized and available for issuance upon conversion of all outstanding shares of Series B Preferred Stock (after taking into account all reservations of shares and commitments to reserve shares outstanding on the Initial Issuance Date), in whole, into shares of Common Stock upon any conversion of a majority of the total number of shares of Series B Preferred Stock ever issued by the holders thereof pursuant to Section 6(b) (an "Automatic Conversion Date"). Promptly after the occurrence of an Automatic Conversion Date, the company Company shall issue a press release announcing such conversion and give notice of such conversion by mail or by publication (with subsequent prompt notice by mail) to the holders of the Series B Preferred Stock. In addition to any information required by applicable law or regulation, notice of an automatic conversion pursuant to this Section 6(a)(ii) shall state, as appropriate, (i) the Automatic Conversion Date, (ii) the manner in which the shares of Series B Preferred Stock are to be surrendered for delivery of shares of Common Stock and (iii) that dividends on the Series B Preferred Stock will cease to accrue on the Automatic Conversion Date.

(b) Optional Conversion by Holders. Subject to and upon compliance with the provisions of this Section 6, the holders of the outstanding shares of Series B Preferred Stock shall be entitled, at their option but subject to the express condition that there shall be sufficient shares of Common Stock authorized and available for issuance upon conversion of all outstanding shares of Series B Preferred Stock (after taking into account all reservations of shares and commitments to reserve shares outstanding on the Initial Issuance Date), at any time, to convert all or any such shares of Series B Preferred Stock into shares of Common Stock.

(c) Conversion Price. The conversion price (the "Conversion Price") shall initially be $.02 per share of Common Stock, subject to adjustment from time to time in accordance with Section 6(e). The number of shares of Common Stock to which a holder of Series B Preferred Stock shall be entitled upon any conversion under this Section 6, shall be determined by dividing (i) the Liquidation Preference of such Series B Preferred Stock by (ii) the Conversion Price in effect at the close of business on the Conversion Date (determined as provided in this Section 6). All shares of Common Stock issued upon any conversion under this Section 6 shall be validly issued, fully paid and non-assessable.

(d) Fractions of Shares. No fractional share of Common Stock shall be issued upon conversion of shares of Series B Preferred Stock. The number of full shares of Common Stock to be issued upon conversion shall be computed on the basis of the aggregate number of shares of Series B Preferred Stock so converted by a holder. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series B Preferred Stock, the Company shall pay a cash adjustment in respect of such fractional share in an amount equal to the product of such fraction multiplied by the Closing Price of one share of Common Stock on the Conversion Date, provided that no such payment need be made to any holder entitled to receive less than $1.00.

(e) Adjustments to Conversion Price. The Conversion Price shall be subject to adjustment from time to time as follows:

(i) Dividends, Stock Splits and Combinations. If at any time or from time to time after the Initial Issuance Date of the Series B Preferred Stock, the Company (a) pays a dividend in shares of Common Stock to holders of Common Stock, (b) makes a distribution in shares of Common Stock to holders of Common Stock, (c) subdivides or splits the outstanding shares of Common Stock, (d) combines or reclassifies the outstanding shares of Common Stock into a smaller number of shares or (e) issues by reclassification of the shares of Common Stock any other shares of capital stock, then the Conversion Price in effect immediately prior to that event or the record date for that event, whichever is earlier, will be adjusted so that the holder of any shares of Series B Preferred Stock thereafter converted will be entitled to receive the number of shares of Common Stock or of other securities which the holder would have owned or would have been entitled to receive after the occurrence of any of the events described above, had those shares of Series B Preferred Stock been converted immediately before the occurrence of that event or the record date for that event, whichever is earlier.

(ii) Issuance of Rights or Warrants. For purposes of this Section 6(e)(ii) and Section 6(e)(iii), "Current Market Price" means the average of the daily Current Market Value of the Company's Common Stock for the five consecutive Trading Days selected by the Board of Directors beginning not more than 20 Trading Days before, and ending not later than the later of (a) the date of the applicable event described in this paragraph and (b) the date immediately preceding the record date fixed in connection with that event. If at any time after the Initial Issuance Date, the Company issues to all holders of Common Stock rights or warrants expiring within 45 days entitling those holders to subscribe for or purchase Common Stock at a price per share less than the Current Market Price, the Conversion Price for the Series B Preferred Stock in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive those rights or warrants will be reduced by multiplying the Conversion Price by a fraction, the numerator of which is the sum of (x) the number of shares of Common Stock outstanding at the close of business on that record date and (y) the number of shares of Common Stock that the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at the Current Market Price and the denominator of which is the sum of (x) the number of shares of Common Stock outstanding at the close of business on that record date and (y) the number of additional shares of Common Stock so offered for subscription or purchase. For purposes of this Section 6(e)(ii), the issuance of rights or warrants to subscribe for or purchase securities convertible into shares of Common Stock will be deemed to be the issuance of rights or warrants to purchase shares of Common Stock into which those securities are convertible at an aggregate offering price equal to the sum of the aggregate offering price of those securities and the minimum aggregate amount, if any, payable upon conversion of those securities into shares of Common Stock. This adjustment will be made successively whenever any such event occurs.

(iii) Distribution of Indebtedness, Securities or Assets. If at any time the Company distributes to all holders of Common Stock, whether by dividend or in a merger, amalgamation or consolidation or otherwise, evidences of indebtedness, shares of capital stock of any class or series, other securities, cash or assets, other than (i) any capital stock, rights or warrants referred to in Sections 6(e)(i) and (ii) above, (ii) a dividend payable exclusively in cash, or (iii) other than as a result of a fundamental change as described in Section 6(e)(v) below, the Conversion Price in effect immediately before the close of business on the record date fixed for determination of shareholders entitled to receive that distribution will be reduced by multiplying the Conversion Price by a fraction, the numerator of which is the Current Market Price on that record date less the fair market value, as determined by the Board of Directors, whose determination in good faith will be conclusive, of the portion of those evidences of indebtedness, shares of capital stock, other securities, cash and assets so distributed applicable to one share of Common Stock and the denominator of which is the Current Market Price. This adjustment will be made successively whenever any such event occurs.

(iv) Spin-offs. In respect of a dividend or other distribution to the holders of Common Stock of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of the Company (a "spin-off"), the adjustment to the conversion price under Section 6(e)(iii) will occur at the earlier of (i) 20 Trading Days after the effective date of the spin-off and (ii) the initial public offering of equity securities pertaining to the subsidiary or other business unit to which the spin-off relates, if that initial public offering is effected simultaneously with the spin-off. For purposes of such a spin-off, the "fair market value" of the securities to be distributed to holders of Common Stock means the average of the Current Market Value of those securities for the five consecutive Trading Days selected by the Board of Directors beginning on the first day of trading of those securities after the effectiveness of the spin-off and ending not later than 20 Trading Days after effectiveness of the spin-off. Also, for purposes of a spin-off, the "Current Market Price" of Common Stock means the average of the Current Market Value of Common Stock for the same five consecutive Trading Days in determining the fair market value of the securities being distributed in the spin-off. If, however, an initial public offering of the securities being distributed in the spin-off is to be effected simultaneously with the spin-off, the "fair market value" of the securities being distributed in the spin-off means the initial public offering price of such securities, while the "Current Market Price" of Common Stock means the Current Market Value of the Common Stock on the Trading Day on which the initial public offering price of the securities being distributed in the spin-off is determined.

(v) Fundamental Changes. If a fundamental change occurs, the holder of each share of Series B Preferred Stock outstanding immediately before that fundamental change occurred, will have the right upon any subsequent conversion to receive, but only out of legally available funds, to the extent required by applicable law, the kind and amount of stock, other securities, cash and assets that the holder would have received if that share had been converted immediately prior to the fundamental change. For purposes of this Section 6(e)(v), "fundamental change" means any transaction or event, including any merger, consolidation, sale of assets, tender or exchange offer, reclassification, compulsory share exchange or liquidation, in which all or substantially all outstanding shares of Common Stock are converted into or exchanged for stock, other securities, cash or assets.

(vi) Adjustment to Lower Price. In the event from and after the Initial Issuance Date and for so long as any shares of Series B Preferred Stock are outstanding the Company issues any Common Stock at a price per share lower than the Conversion Price then in effect or any option, warrant or other right to subscribe for or purchase Common Stock or a security convertible into or exchangeable for Common Stock at a price per share lower than the Conversion Price then in effect, the Conversion Price then in effect shall be adjusted downwards to the lowest such price, provided that the foregoing provisions shall not apply to any of the following:

(A) the issuance of stock options to employees, members of the Board of Directors, or consultants, in exchange for services provided to the Company or as an incentive to performance, for up to 20,000,000 shares of Common Stock;

(B) the issuance of stock or options in connection with any business transaction such as a joint venture, which transaction does not have as its primary or a secondary purpose the raising of capital for the Company, for up to 20,000,000 shares of Common Stock;

(C) the adjustment of the price at which any securities are convertible into Common Stock, unless such adjustment is part of a transaction whose primary or a secondary purpose is to raise capital for the Company;

(D) the issuance of Common Stock upon exercise of options, warrants or similar rights or convertible or exchangeable securities outstanding on the Initial Issuance Date;

(E) the issuance of Common Stock for which adjustment is otherwise made under Section 6; or

(F) the issuance of Common Stock, or options, warrants or similar rights or convertible or exchangeable securities exercisable for Common Stock, for up to 20,000,000 shares of Common Stock.

(vii) General. The Company will not be required to give effect to any adjustment in the Conversion Price unless and until the net effect of one or more adjustments, each of which will be carried forward until counted toward adjustment, will have resulted in a change of the Conversion Price by at least 1%, and when the cumulative net effect of more than one adjustment so determined will be to change the Conversion Price by at least 1%, that change in the Conversion Price will be given effect. In the event that, at any time as a result of the provisions of Section 6, the holder of Series B Preferred Stock upon subsequent conversion become entitled to receive any shares of capital stock other than Common Stock, the number of those other shares so receivable upon conversion of the Series B Preferred Stock will thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained in this section.

(f) Exercise of Conversion Privilege. In order to exercise the optional conversion right under Section 6(b), the holder of any shares of Series B Preferred Stock being converted shall deliver to the Company, at any office or agency of the Company maintained for such purpose, written notice that the holder elects to convert such Series B Preferred Stock or, if less than the entire amount thereof is to be converted, the portion thereof to be converted. Series B Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the date (the "Conversion Date") (i) in the case of a mandatory conversion under Section 6(a)(i), the Mandatory Conversion Date, (ii) in the case of an automatic conversion under Section 6(a)(ii), the Automatic Conversion Date and (iii) in the case of an optional conversion under Section 6(b), the date of the holder giving notice of conversion, and at such time the rights of the holder of such shares of Series B Preferred Stock as a holder shall cease, and the Person or Persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock as and after such time. As promptly as practicable on or after any Conversion Date, the holder of any shares of Series B Preferred Stock being converted shall surrender the certificate or certificates evidencing such shares of Series B Preferred Stock, duly endorsed or assigned to the Company in blank, at any office or agency of the Company maintained for the surrender of Series B Preferred Stock, and the Company shall issued and deliver, at such office or agency, a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share, as provided in Section 6(d). In the case of any certificate evidencing shares of Series B Preferred Stock which is converted in part only, upon such conversion the Company shall execute and deliver a new certificate evidencing the number of shares of Series B Preferred Stock that are not converted.

(g) Notice of Adjustment of Conversion Price. Whenever the Conversion Price is adjusted as herein provided, the Company shall:

(i) prepare a certificate signed by the Chief Financial Officer, any Vice President, the Treasurer or the Controller of the Company setting forth the adjusted Conversion Price, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based, which certificate shall be conclusive, final and binding evidence of the correctness of the adjustment, and shall file such certificate forthwith with the transfer agent for the shares of Series B Preferred Stock;

(ii) make a prompt public announcement stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price; and

(iii) no later than 45 days after the end of the Company's fiscal quarter period during which the facts requiring such adjustment occurred, mail a notice stating that the Conversion Price has been adjusted, the facts requiring such adjustment and upon which such adjustment is based and setting forth the adjusted Conversion Price to the holders of record of the outstanding shares of the Series B Preferred Stock.

(h) Notice of Certain Corporate Action. If at any time while any of the shares of Series B Preferred Stock are outstanding:

(i) the Company shall declare a dividend (or any other distribution) on the Common Stock, excluding any cash dividends; or

(ii) the Company shall authorize the issuance to all holders of the Common Stock of rights or warrants to subscribe for or purchase shares of the Common Stock or of any other subscription rights or warrants; or

(iii) the Company shall authorize any reclassification of the Common Stock (other than a subdivision, split or combination thereof) or any consolidation or merger, sale or other disposition of all or substantially all assets, or similar transaction or series of transactions to which the Company is a party (except for a merger of the Company into one of its subsidiaries solely for the purpose of changing the corporate domicile of the Company to another state of the United States and in connection with which there is no substantive change in the rights or privileges of any securities of the Company other than changes resulting from differences in the corporate statutes of the state the Company was then domiciled in and the new state of domicile);

then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of the shares of Series B Preferred Stock, and shall cause to be mailed to the holders of shares of Series B Preferred Stock at their last addresses as they shall appear on the stock register, at least 10 business days before the date specified in clause (A) or (B) below (or the earlier of such specified dates, in the event that more than one date is specified), a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution, or issuance of rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, or issuance of rights or warrants are to be determined, or (B) the date on which any such reclassification, consolidation, merger, sale or transfer is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property (including cash), if any, deliverable upon such reclassification, consolidation, merger, sale or transfer. The failure to give or receive the notice required by this Section 6(h) or any defect therein shall not affect the legality or validity of any such dividend, distribution, issuance of any right or warrant or other action.

(i) Company to Reserve Common Stock. From and at all times after such time, if any, as there has been a sufficient increase in the number of authorized shares or a sufficient decrease in the number of outstanding shares of Common Stock to enable the Company to issue Common Stock upon conversion of all of the Series B Preferred Stock, the Company shall reserve and keep available, free from preemptive rights, out of the authorized but unissued Common Stock or out of the Common Stock held in treasury, for the purpose of effecting the conversion of Series B Preferred Stock, the full number of shares of Common Stock then issuable upon the conversion of all outstanding shares of Series B Preferred Stock. Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value (if any) of the shares of Common Stock deliverable upon conversion of the Series B Preferred Stock, the Company will take any corporate action that, in the opinion of its counsel, is necessary in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

(j) Taxes on Conversions. The Company will pay any and all original issuance, transfer, stamp and other similar taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of Series B Preferred Stock pursuant hereto. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the holder of the share(s) of Series B Preferred Stock to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

Section 7. Amendment. This Certificate of Designations may be amended by the affirmative vote, or the action by written consent, of the holders of ninety percent (90%) of the outstanding shares of Series B Preferred Stock.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by Neal F. Meehan, its Chief Executive Officer, and attested by Melinda Mason, its Secretary, this 19'th day of August, 2004.

By: ________________________________

Name: Neal F. Meehan

Title: Chairman & Chief Executive Officer

Attested:

By:_________________________

Name: Melinda Mason

Title: Secretary